SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                FEBRUARY 18, 2003

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                      Commission                IRS Employer
jurisdiction                        File Number               Identification
of incorporation                                              Number

Delaware                              1-3492                  No. 75-2677995


                               4100 Clinton Drive
                            Houston, Texas 77020-6299
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-676-3011

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         INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

         On February 18, 2003 registrant issued a press release entitled "Halliburton Stay Continued Until March 21, 2003."

         The text of the press release is as follows:

                 HALLIBURTON STAY CONTINUED UNTIL MARCH 21, 2003

Houston, Texas - Halliburton (NYSE: HAL) today announced following a hearing in the Harbison-Walker bankruptcy case that the court's temporary restraining order has been continued until March 21, 2003. This restraining order was originally entered on February 14, 2002, staying more than 200,000 pending asbestos claims against Halliburton's subsidiary DII Industries, LLC (DII).

         The court also ruled Halliburton must file an affidavit stating settlement agreements have been signed by attorneys representing 75% of DII's current asbestos claimants by March 14, 2003. If this deadline is not met, the court will hear oral arguments presented by both sides on March 21, 2003 on a motion to lift the stay. While there can be no assurance that formal agreements will be reached or that the stay would be continued following oral arguments, Halliburton already has preliminary agreements with attorneys representing more than 90% of claimants and believes that settlement agreements with the required 75% of claimants can be completed prior to March 14, 2003.

         On December 18, 2002, Halliburton announced that it had reached an agreement in principle to achieve a global settlement of its asbestos claims. The agreement contemplated that Halliburton would conduct due diligence on the asbestos claims, and that DII and attorneys for the asbestos claimants would use reasonable efforts to execute definitive settlement agreements. While all the required settlement agreements have not yet been executed, Halliburton and attorneys for certain of the asbestos claimants have now reached agreement on what they believe will be a template for such settlement agreements. These agreements are subject to a number of conditions, including agreement on a Chapter 11 plan of reorganization for certain Halliburton subsidiaries, including DII; approval by 75% of current asbestos claimants to the plan of reorganization; the negotiation of financing acceptable to Halliburton; approval by Halliburton's board of directors; and confirmation of the plan of

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reorganization  by a bankruptcy  court. The template  settlement  agreement also grants the claimants' attorneys a right to terminate the definitive settlement agreement on ten days' notice if Halliburton's DII subsidiary does not file a plan of reorganization under the bankruptcy code on or before April 1, 2003.

         Halliburton is conducting due diligence on the asbestos claims, which is not expected to be completed by April 1, 2003. Therefore, Halliburton does not expect its subsidiary to file a plan of reorganization prior to April 1. Although there can be no assurances, Halliburton does not believe the claimants' attorneys will terminate the settlement agreements on April 1, 2003 as long as adequate progress is being made toward a Chapter 11 filing.


         Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.



         The statements in this press release that are not historical statements are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties beyond the company's control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties include, but are not limited to: legal risks, including the possibility of adverse rulings by courts of law or the institution of litigation or other legal proceedings challenging the company's actions or proposed actions; changes in laws or government regulations affecting the company's actions or proposed actions; adverse political or public reaction as a result of scrutiny involving the company; and liquidity risks, including the company's ability to access credit and raise capital and the availability and costs of financing to the company. Please see Halliburton's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended September 30, 2002 for a more complete discussion of risk factors.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:     February 19, 2003            By: /s/ Margaret E. Carriere
                                          --------------------------------------
                                               Margaret E. Carriere
                                               Vice President and Secretary